Exhibit 5

Marriott International, Inc. Corporate Headquarters Law Department 52/923.30	Marriott Drive Washington, D.C. 20058 301/380-9555

November 18, 2008

Marriott International, Inc.

10400 Fernwood Road

Bethesda, Maryland 20817

Ladies and Gentlemen:

I am an Executive Vice President and serve as General Counsel of Marriott International, Inc., a Delaware corporation (the “Company”). In that capacity I, together with other attorneys in the Company’s Law Department who have given substantive attention to the representation described in this paragraph (collectively, “we”), have acted as legal counsel to the Company in connection with the Company’s registration of securities on a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers the following securities (collectively, the “Securities”): debt securities, common stock and preferred stock, either separately or represented by the following (collectively, the “Related Instruments”): warrants, depositary shares, rights or purchase contracts, as well as units that include any of these securities or securities of other entities. The Securities may be offered in separate series, in amounts, at prices, and on terms to be set forth in the prospectus and one or more supplements to the prospectus (collectively, the “Prospectus”) constituting a part of the Registration Statement.

In each case, except as otherwise set forth in the applicable prospectus supplement, (a) any debt securities or debt security Related Instruments (collectively, the “Debt Related Securities”) will be issued pursuant to that certain Indenture between the Company and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank, as trustee, dated as of November 16, 1998 (the “Indenture”); (b) any series of preferred stock or preferred stock Related Instruments (collectively, the “Preferred Stock Securities”) are to be issued under the Company’s restated certificate of incorporation, as amended from time to time and one or more resolutions of the board of directors setting forth the terms and conditions of the preferred stock; and (c) any common stock or common stock Related Instruments (collectively, the “Common Stock Securities”) are to be issued under the Company’s restated certificate of incorporation, as amended from time to time.

As part of the corporate action taken and to be taken in connection with the issuance of the Securities (the “corporate proceedings”), the Company’s board of directors will, before they are issued, authorize the issuance of any Securities other than Debt Related Securities, and certain terms of the Securities to be issued by the Company from time to time will be approved by the board of directors or a committee thereof or certain authorized officers of Company.

We have examined or are otherwise familiar with the Company’s restated certificate of incorporation and by-laws, the Registration Statement, such of the corporate proceedings as have occurred as of the date hereof, and such other documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion. Based on the foregoing and the assumptions that follow, we are of the opinion that:

Marriott International, Inc.

November 18, 2008

1.	The Indenture is a valid and binding obligation of the Company and upon (a) the completion of all required corporate proceedings relating to the issuance of debt securities, (b) the due execution and delivery of the Debt Related Securities, and (c) the due authentication of the Debt Related Securities by a duly appointed trustee, such Debt Related Securities will be valid and binding obligations of the Company.

2.	Upon (a) the completion of all required corporate proceedings relating to the issuance of Preferred Stock Securities, and (b) the due execution, issuance and delivery of certificates or other appropriate instruments representing the Preferred Stock Securities pursuant to the applicable resolutions of the Company’s board of directors, the Preferred Stock Securities will be validly authorized and issued, fully paid and non-assessable.

3.	Upon (a) the completion of all required corporate proceedings relating to the issuance of Common Stock Securities, and (b) the execution, issuance and delivery of certificates or other appropriate instruments representing the Common Stock Securities, the Common Stock Securities will be validly authorized and issued, fully paid and non-assessable.

The foregoing opinions assume that the consideration designated in the applicable corporate proceedings for any Security or provided for in the applicable purchase, underwriting or similar agreement approved in connection with the issuance of the Security has been received by the Company in accordance with applicable law. With respect to the opinion expressed in paragraph 1, we have assumed that the Indenture is a valid and legally binding obligation of the Trustee. To the extent they relate to enforceability, each of the foregoing opinions is subject to the limitation that the provisions of the referenced instruments and agreements may be limited by bankruptcy or other laws of general application affecting the enforcement of creditors’ rights and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the Company’s Law Department in the prospectus that forms a part of the Registration Statement.

Very truly yours,

/s/ Edward A. Ryan

Edward A. Ryan

Executive Vice President

and General Counsel